Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154274

PROSPECTUS SUPPLEMENT

To Prospectus Dated November 12, 2009

Spheric Technologies, Inc.

Minimum of 1,166,667 shares of common stock;

Maximum of 1,333,334 shares of common stock

Spheric Technologies, Inc. (“Spheric,” “we,” “us,” or “our Company”) has prepared this Prospectus Supplement to update certain information contained in its Prospectus dated, November 12, 2009 (the “Prospectus”). Set forth below is disclosure regarding a new development for the Company. This Prospectus Supplement should be read in conjunction with the Prospectus. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

The Prospectus is hereby amended and supplemented to add the following:

In January 2010, the Company raised an additional $85,000 through the exercise of an outstanding warrant by an existing shareholder to purchase 85,000 shares of common stock at a price of $1.00 per share. In February 2010, Steven Scott, a consultant to the Company, converted $75,000 of fees owed to him into 12,500 shares of common stock of the Company at a price of $6.00 per share, and Red Rock Advisors, LLC, an Arizona limited liability company wholly-owned by Gregg A. Linn, our chief financial officer, converted $55,000 of fees owed to it into 9,167 shares of common stock of the Company at a price of $6.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus or any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 4, 2010.